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Exhibit 99.2

LIBERTY MEDIA CORPORATION

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

        Up to 15,739,536 Shares of Series C Liberty Braves Common Stock
Issuable Upon Exercise of Transferable Rights

        This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering (the "Rights Offering") by Liberty Media Corporation (the "Company") of transferable rights to subscribe for shares of the Company's Series C Liberty Braves common stock, par value $0.01 per share ("Series C Liberty Braves Common Stock"), by holders of record of the Company's Series A Liberty Braves common stock, par value $0.01 per share ("Series A Liberty Braves Common Stock"), Series B Liberty Braves common stock, par value $0.01 per share ("Series B Liberty Braves Common Stock") and Series C Liberty Braves Common Stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on May 16, 2016 (the "Rights Distribution Record Date").

        Pursuant to the Rights Offering, the Company is issuing rights (the "Series C Liberty Braves Rights") to subscribe for up to 15,739,536 shares of its Series C Liberty Braves Common Stock, on the terms and subject to the conditions described in the Company's prospectus, dated May 18, 2016 (the "Prospectus"). The Series C Liberty Braves Rights may be exercised by holders thereof (the "Rights Holders") at any time during the subscription period, which commences on May 19, 2016. The Rights Offering will expire at 5:00 p.m., New York City time, on June 16, 2016, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Series C Liberty Braves Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "BATRR" until the Expiration Date.

        As described in the Prospectus, Record Date Stockholders will receive 0.47 of a Series C Liberty Braves Right for each share of the Company's Series A, Series B or Series C Liberty Braves Common Stock held by such holder as of the Rights Distribution Record Date. Each whole Series C Liberty Braves Right entitles a Rights Holder to purchase one new share of Series C Liberty Braves Common Stock, which is referred to as the "Basic Subscription." The subscription price per share of $12.80, which is equal to an approximate 20% discount to the trading day volume weighted average trading price of the Series C Liberty Braves Common Stock beginning on April 18, 2016, which was the first day on which the Series C Liberty Braves Common Stock began trading in the "regular way" on the Nasdaq Global Select Market following the Reclassification and Exchange (as such term is defined in the Prospectus), and ending on May 11, 2016.

        If any shares of Series C Liberty Braves Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series C Liberty Braves Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series C Liberty Braves Rights are evidenced by a subscription certificate registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Liberty Braves common stock registered in your name or the name of your nominee on the Rights Distribution Record Date is entitled to 0.47 of a Series C Liberty Braves Right for every share of the Company's Series A, Series B and Series C Liberty Braves Common Stock held as of the Rights Distribution Record Date.

        We are asking persons who held shares of the Company's Series A Liberty Braves Common Stock, Series B Liberty Braves Common Stock or Series C Liberty Braves Common Stock beneficially, and who received the Series C Liberty Braves Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        If you exercise the Oversubscription Privilege on behalf of beneficial owners of Series C Liberty Braves Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the number of shares of Series A, Series B and Series C Liberty Braves Common Stock held on behalf of each beneficial owner as of the Rights Distribution Record Date, the aggregate number of Series C Liberty Braves Rights that have been exercised pursuant to the Basic Subscription, whether the Series C Liberty Braves Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Series C Liberty Braves Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Series C Liberty Braves Rights on whose behalf you are acting.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated May 18, 2016;

  2.
  A form of letter which may be sent to beneficial holders of the Series C Liberty Braves Rights; and

  3.
  A Notice of Guaranteed Delivery.

        You will have no right to rescind a subscription after receipt of the payment of the Subscription Price, except as described in the Prospectus. Series C Liberty Braves Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Information Agent, D.F. King & Co., Inc., toll-free at the following telephone number: 1-866-342-2171.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SERIES C LIBERTY BRAVES RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.2
LIBERTY MEDIA CORPORATION FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES